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                                                                     EXHIBIT 5.1


                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]



                                December  , 1999



Critical Path, Inc.
320 1st Street
San Francisco, California 94105

RE: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about December __, 1999 (the "Registration Statement") in connection with the registration under the
Securities Act of 1933, as amended, of            shares of your Common Stock
(the "Shares"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares pursuant to the acquisition transaction set forth and described in the Registration Statement.

     It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,



                                       /s/
                                          --------------------------------
                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation